Contacts:
Ken Engberg
DealerTrack, Inc.
(516) 734-3692
kenneth.engberg@dealertrack.com

Michael DeMeo
DealerTrack, Inc.
(516) 734-3691
 michael.demeo@dealertrack.com

DealerTrack Completes Acquisition of 1st Auto Transport Directory, Inc.

Lake Success, N.Y., August 1, 2012 ─ DealerTrack (Nasdaq: TRAK) today announced that the company has completed its acquisition of 1st Auto Transport Directory, Inc., a web-based network for arranging vehicle transportation and shipping. The agreement to acquire 1st Auto Transport Directory was announced on July 19, 2012.

The financial impact of the 1st Auto Transport Directory acquisition will be discussed as part of DealerTrack’s previously announced second quarter earnings conference call on August 7, 2012.

For the full announcement press release from July 19th, click here.

About DealerTrack (www.dealertrack.com)

DealerTrack's intuitive and high-value web-based software solutions and services enhance efficiency and profitability for all major segments of the automotive retail industry, including dealers, lenders, OEMs, third-party retailers, agents, and aftermarket providers. DealerTrack, whose solution set for dealers is the industry's most comprehensive, operates the largest online credit application network in the United States, connecting over 18,000 dealers with more than 1,200 lenders. DealerTrack's Dealer Management System (DMS) provides dealers with easy-to-use tools and real-time data access to enhance their efficiency. DealerTrack's Inventory offerings provide vehicle inventory management and merchandising solutions to help dealers drive higher in-store and online traffic with state-of-the-art, real-time listings, accelerate used-vehicle turn rates, and increase dealer profits. DealerTrack's Sales and F&I solutions allow dealers to streamline the entire sales process as they structure deals from a single integrated platform. Its Compliance offering helps dealers meet legal and regulatory requirements, and protect their assets. DealerTrack also offers processing solutions for the automotive industry, including electronic motor vehicle registration and titling applications, paper title storage, and digital document services. For more information visit: www.dealertrack.com.

# # #

TRAK-G